EXHIBIT 10.01

El Cortez Hotel
600 E. Fremont
P.O. Box 680
Las Vegas, Nevada 89125

LETTER OF CREDIT

August 1, 1998

Exber, Inc. hereby makes available to the Union Plaza Hotel & Casino a line of credit in the amount of $1,000,000.00 (one million dollars) to be used for normal operating requirements as needed.  Extensions of credit under this agreement will be combined with the first mortgage note held by Exber, Inc.

/s/ JOHN D. GAUGHAN

John D. Gaughan, President Exber, Inc.